Exhibit 4.2

EXECUTION COPY

GENELUX CORPORATION

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of January 8, 2010 by and among Genelux Corporation, a Delaware corporation (the “Company”), Abbott Laboratories, an Illinois corporation (“Abbott”), and Dr. Szalay (the “Founder”).

RECITALS

To induce Abbott to purchase the Series I Preferred Stock pursuant to the terms of that certain Series I Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), the Company and the Founder, have agreed to enter into this Agreement.

The obligations of the Company and Abbott in the Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company and the Founder.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any party hereto, or its respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a party to this agreement (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at that time.

“Holder” shall mean, for purposes of Section 3, Abbott and each other investor in the Company holding Registrable Securities, and any person holding such securities to whom the rights under Section 3 have been transferred in accordance with Section 3.10 hereof.

“Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares (as defined below) in certain registrations hereunder.

“Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

“Preferred Stock” means any series of the Company’s Preferred Stock.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means (i) shares of the Company’s Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock of the Company or other securities issuable or issued in respect of the shares of Preferred Stock; and (iii) shares of the Company’s Common Stock or other securities issuable or issued upon any conversion of the Preferred Stock or in respect of such shares upon any stock split, stock dividend, recapitalization, or similar event; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities (A) if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) prior to the date such securities have been sold in a transaction exempt from the prospectus delivery requirements of the Securities Act. A

“Registration Expenses” shall mean all expenses, exclusive of underwriting discounts or commissions and except as otherwise stated below, incurred by the Company in complying with Section 3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any regular or special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company), and the reasonable fees and disbursements of one special counsel for Abbott.

“Restricted Securities” shall mean the securities of the Company required to bear a legend indicating that transfer is restricted in the absence of registration.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the reasonable fees and disbursements of one special counsel to Abbott included in the Registration Expenses).

“Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Capital Stock (or any interest therein).

2.	INFORMATION RIGHTS

2.1    Financial Information. The Company will provide Abbott the following information:

(a)    as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, a balance sheet, and statements of operations and cash flow for such fiscal year for the Company. Such year-end financial reports shall be in reasonable detail, shall be prepared in accordance with generally accepted accounting principals (“GAAP”), and such year-end financial reports shall be audited and certified by independent public accountants of national recognition;

(b)    as soon as practicable, but in any event within forty-five (45) days of the end of each respective quarter for the Company, unaudited statements of operations and balance sheets for and as of the end of such quarter for the Company, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes required by GAAP; and

(c)    within thirty (30) days of the end of each respective calendar month for the Company, unaudited statements of operations and balance sheets for and as of the end of such month for the Company, in reasonable detail and prepared in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes required by GAAP.

2.2    Assignment of Rights to Financial Information. The rights to receive information pursuant to Section 2.1 may be assigned to an affiliate of Abbott subject to such affiliates advance written agreement with the Company to be bound by the obligations of Section 2.4, but otherwise only upon the Company’s written consent.

2.3    Access to Company Information. The Company will provide to Abbott, as requested, reasonable access to all management personnel to discuss the financial information contemplated pursuant to Section 2.1 above.

2.4    Confidentiality Agreement. Abbott and any successor or assignee thereof who receives from the Company or its agents any information which the Company has not made generally available to the public, pursuant to the preparation and execution of this Agreement or disclosure in connection therewith or pursuant to the provisions of this Section 2, acknowledges and agrees that such information is confidential to the Company, and further agrees that it will not use or disseminate such information to any person other than its accountants, affiliates, advisors or attorneys having a need to know the contents of such information for use in evaluating Abbott’s investment in the Company’s stock and who, in each case, are bound by obligations of confidentiality consistent herewith.

2.5    Termination of Covenants. The rights set forth in Section 2.1, 2.2 and 2.3 shall terminate and be of no further force or effect upon the earlier of (a) such time as Abbott ceases to hold at least 50% of the shares initially purchased pursuant to the Purchase Agreement, adjusted for stock splits, recapitalizations or the like; (b) the closing of a firm commitment, underwritten, initial public offering of the Company’s securities pursuant to an effective registration statement filed by the Company under the Securities Act, or on the date the Company otherwise becomes subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act; or (c) a “deemed liquidation event” as defined in the Certificate of Incorporation of the Company, as may be in effect from time to time.

3.	REGISTRATION RIGHTS

3.1    Requested Registration.

(a)    Request for Registration. If at any time after the date that is one hundred eighty (180) days after the closing date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public, the Company shall receive from Abbott a written request that the Company effect any registration, qualification or compliance with respect to shares of Registrable Securities, the Company will (i) within thirty (30) days of the receipt by the Company of such notice, give written notice of the proposed registration, qualification or compliance to all other Holders and (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.1(a):

(i)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)    if Abbott, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) and the aggregate proceeds of which (after deduction for underwriting discounts and commissions related to the issuance) are less than $5,000,000;

(iii)    during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than with respect to (A) a registration of securities in a Rule 145 transaction, (B) an employee benefit plan or (C) the Company’s first registered public offering of its stock); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv)    after the Company has initiated two (2) registrations pursuant to this Section 3.1(a) which are each registrations requested by Abbott; or

(v)    the Company furnishes to Abbott a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company or its shareholders for a registration statement (A) to be filed on or before the date such filing would otherwise be required hereunder, (B) to become effective, or (C) to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements of the Commission, the Company shall have the right, but not more than once in any 12-month period, to defer such filing or effectiveness or to suspend such effectiveness for such period as may be reasonably necessary (which period shall not, in any event, exceed one hundred twenty (120) days); provided, however, that if the effectiveness of a registration statement is suspended pursuant to this provision, the period of such suspension shall be added to the end of the period that such registration statement would otherwise be required to be effective hereunder so that the aggregate number of days that such registration statement is required to remain effective hereunder shall remain unchanged.

(b)    Other Shares. The registration statement filed pursuant to the request of Abbott may, subject to the provisions of Section 3.1(c), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(c)    Underwriting. If Abbott intends to distribute its Registrable Securities covered by its request by means of a registered public offering involving an underwriting, Abbott shall so advise the Company and the Company shall so advise the other Holders as part of the notice given pursuant to Section 3.1(a). In such event, the right of any Holder to registration pursuant to this Section 3.1 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 3.1, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 3.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 3.1, Abbott shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 3 (including Section 3.11).

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and reasonably acceptable to Abbott. Notwithstanding any other provision of this Section 3.1, if the managing underwriter advises Abbott and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and Other Shares and the number of shares of Registrable Securities and Other Shares that may be included in the registration and underwriting shall be allocated as follows: (i) first, to Abbott; (ii) second, among all other Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; (iii) third, to Other Selling Stockholders; and (iv) fourth, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company; provided, however, that shares to be registered and held by persons other than the Holders and shares to be registered and offered by the Company shall be excluded entirely before any Registrable Securities shall be limited hereunder. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

If any Holder of Registrable Securities or Other Selling Stockholder disapproves of the terms of the underwriting, such Holder or Other Selling Stockholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders and Other Selling Stockholder. The Registrable Securities, Other Shares and/or other securities so withdrawn shall also be withdrawn from registration

3.2    Company Registration.

(a)    Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, (iii) a registration pursuant to Section 3.1 or 3.3 hereof, (iv) the initial public offering of the Company’s securities pursuant to an effective registration statement filed by the Company under the Securities Act or (v) a registration statement on Form S-4 (or any successor form to Form S-4), or any similar short-form registration statement, the Company will:

(i)    promptly give to each Holder written notice thereof; and

(ii)    include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within ten (10) days after receipt of such written notice from the Company, by any Holder.

(b)    Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.2(a). In such event the right of any Holder to registration pursuant to Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.2, if the managing underwriter or the Company determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities and other securities to be distributed through such underwriting. If the Company or underwriter limits the number of Registrable Securities from such registration but does not exclude such Registrable Securities entirely, the Company shall so advise all Holders distributing their securities through such underwriting of such limitation and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. In no event, shall the shares of Registrable Securities to be included in the offering pursuant to this Section 3.2 be reduced below twenty-five percent (25%) of the total amount of securities included in such offering.

(c)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.4 hereof.

3.3    Registration on Form S-3.

(a)    After twelve (12) months following the initial public offering of the Company’s securities pursuant to an effective registration statement filed by the Company under the Securities Act, if the Company receives from Abbott a written request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3), or any similar short-form registration statement, for a public offering of Registrable Securities, the reasonably anticipated gross proceeds to the Company would exceed $1,000,000 and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall (i) within ten (10) days of the receipt by the Company of such notice, give written notice of such proposed registration to all other Holders and (ii) as soon as practicable, shall use its best efforts to cause such Registrable Securities to be registered on such form for the offering and to cause such Registrable Securities to be qualified in such jurisdictions as the Holders may reasonably request together with all or such portion of Registrable Securities of any Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be required to effect more than two such registrations pursuant to this Section 3.3 in any twelve (12) month period. After the Company’s first public offering of its securities, the Company will use its best efforts to qualify for and remain eligible to use Form S-3 registration or a similar short-form registration. The provisions of Section 3.1(c) shall be applicable to each registration initiated under this Section 3.3.

(b)    Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 3.3:

(i)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii)    during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii)    if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements (A) to be filed on or before the date such filing would otherwise be required hereunder, (B) to become effective, or (C) to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements of the Commission, the Company shall have the right, but not more than once in any twelve (12) month period, to defer such filing or effectiveness or to suspend such effectiveness for such period as may be reasonably necessary (which period shall not, in any event, exceed one hundred twenty (120) days); provided, however, that if the effectiveness of a registration statement is suspended pursuant to this provision, the period of such suspension shall be added to the end of the period that such registration statement would otherwise be required to be effective hereunder so that the aggregate number of days that such registration statement is required to remain effective hereunder shall remain unchanged.

3.4    Expenses of Registration. All Registration Expenses incurred in connection with all requested registrations pursuant to Sections 3.1, 3.2 and 3.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 3.1 and 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 3.1 and 3.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered). Notwithstanding the foregoing, if at the time of such withdrawal, (a) Abbott learned of a material adverse change in the condition, business or prospects of the Company from that known to Abbott at the time of its request for such registration and Abbott has withdrawn its request for registration with reasonable promptness after learning of such material adverse change, or (b) the holders of the Registrable Securities requested to be included in such withdrawn registration have elected to reimburse the Company for all reasonable expenses associated with such withdrawn registration, then the Holders shall not be required to pay any of such expenses. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration, pro rata on the basis of the number of shares so registered.

3.5    Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 3, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a)    prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred and twenty (120) days or until the distribution described in the registration statement has been completed;

(b)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)    furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(d)    use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)    cause such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed or quoted on each automated quotation system on which similar securities issued by the Company are then quoted;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    in the event of any underwritten public offering, cooperate with the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering, in efforts to sell the Registrable Securities under the offering (including, without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company; and

(i)    in the event of any underwritten public offering, use its reasonable best efforts to (i) cause its accountants to deliver to the underwriters a comfort letter, and (ii) cause its attorneys to deliver to the underwriters a legal opinion with respect to the validity of the shares being sold in such offering, in each case in form and substance similar to those customarily delivered in similar public offerings.

3.6    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.7    Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

(a)    To the extent permitted by law, the Company will indemnify each selling Holder, each of its officers, directors, partners, legal counsel and accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 3, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act or other state or federal securities laws or any Rule or regulation promulgated under the Securities Act, the Exchange Act or other state or federal securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse, as incurred, each such Holder, each of its officers, directors, partners, and legal counsel and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; provided, further, that the indemnity agreement contained in this Section 3.7(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)    To the extent permitted by law, each Holder will, severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, and legal counsel, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder, each of its officers, directors, partners and legal counsel and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) to which any of the foregoing persons may become subject under the Securities Act, Exchange Act or other federal or state securities laws arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, further, that the indemnity agreement contained in this Section 3.7(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the liability of each Holder under this Section 3.7(b) shall be limited in an amount equal to the net proceeds to each such Holder of Registrable Securities sold as contemplated herein. A Holder will not be required to enter into any agreement or undertaking in connection with any registration under this Section 3 providing for any indemnification or contribution on the part of such Holder greater than the Holder’s obligations under this Section 3.7(b).

(c)    Each party entitled to indemnification under this Section 3.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action; provided, further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional t -tin thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)    If the indemnification provided for in this Section 3.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

3.8    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

3.9    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a)    make and keep public information available, as those terms are defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b)    file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)    so long as a Holder owns any Restricted Securities, upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

3.10    Transfer of Registration Rights. The rights of Abbott to cause the Company to register its securities and keep information available, granted to them by the Company under Section 3, may be assigned to (a) any affiliate, control person, controlled person, partner or retired partner of any holder; or (b) any family member of trust for the benefit of any individual holder.

3.11    Standoff Agreement. Abbott agrees in connection with the Company’s initial public offering and any subsequent public offerings (initiated pursuant to Sections 3.1 and 3.3 hereof) of the Company’s securities, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities or any other shares of Common Stock or other securities of the Company now owned or hereafter acquired (other than those included in the registration or acquired after the Company’s initial public offering) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days for an initial public offering or ninety (90) days for public offerings initiated pursuant to Sections 3.1 or 3.3) from the effective date of such registration. Abbott further agrees to enter into a separate agreement providing for the foregoing, as may be requested by the underwriters and on terms not less favorable than other shareholders signing similar agreements. The foregoing provisions of this Section 3.11 shall only be applicable to Abbott if all then officers and directors and each holder of securities representing 2% or more of the outstanding securities of the Company, enter into similar agreements.

3.12    Termination of Registration Rights. All registration rights granted under this Section 3 will terminate upon the earlier of (i) the fifth anniversary of the closing of the initial underwritten public offering of the Company’s Common Stock pursuant to a effective registration statement filed under the Securities Act, or (ii) such date, on or after the closing of the initial public offering of the Company’s Common Stock pursuant to a effective registration statement filed under the Securities Act, on which all shares of Registrable Securities held or entitled to be held upon conversion by Abbott (together with its affiliates) may immediately be sold under Rule 144 during any ninety (90)-day period (other than transfers made in accordance with Section 3.10); provided that the registration rights granted under Section 3.2 shall not terminate pursuant to clause (ii) above until such time as Abbott ceases to hold securities representing 1% or more of the outstanding securities of the Company.

4.	RIGHT OF FIRST REFUSAL.

4.1    General. The Company hereby grants to Abbott a right of first refusal to purchase its pro rata share of “New Securities” (as defined in Section 4.2(a)) that the Company may, from time to time propose to sell and issue. Abbott’s pro rata share, for purposes of this right of first refusal, is the ratio of (X) the number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock then held by Abbott, to (Y) the total number of shares of Common Stock outstanding immediately prior to the issuances of New Securities, after giving effect to the conversion of all outstanding convertible securities (including all outstanding Preferred Stock, options and warrants, but excluding any shares reserved for issuance under the Company’s incentive option plans but not subject to outstanding options) and the exercise of all outstanding warrants.

4.2    Restrictions. These rights of first refusal shall be subject to the following provisions:

(a)    “New Securities” shall mean any Common Stock and Preferred Stock of the Company whether or not authorized on the date hereof, and rights, options, or warrants to purchase Common Stock or Preferred Stock and securities of any type whatsoever that are, or may become, convertible into Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include the following:

(i)    shares of Common Stock, or options to purchase shares of Common Stock (including all options granted by the Company prior to the date of this Agreement), issued or granted to officers, directors, placement agents, service providers, and employees of, or consultants to, the Company (or any subsidiary) pursuant to a stock grant, employee restricted stock purchase agreement, option plan or purchase plan or other stock incentive program, arrangement or agreement approved by the Company’s Board of Directors (collectively, the “Plans”);

(ii)    shares of Common Stock issuable upon conversion of the Preferred Stock;

(iii)    securities of the Company offered to the public pursuant to a firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act;

(iv)    securities of the Company issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such other corporation or the resulting combined entity, as the case may be, after the acquisition;

(v)    securities of the Company issued in connection with equipment lease financing transactions, real estate leases or bank financing transactions approved by the Board of Directors;

(vi)    securities issued to corporate partners or in connection with other strategic alliances approved by the Board of Directors;

(vii)    shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company;

(viii)    securities issued or issuable as a dividend or distribution on Series H Preferred Stock of the Company or pursuant to any event for which a conversion or adjustment is made pursuant to Section 4.1.2 of the Fifth Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time;

(ix)    any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (viii) above; and

(x)    securities of the Company issued pursuant to any Additional Investment, Superior Investment Offer, Inferior Investment Offer, Equivalent Investment Offer or Unsolicited Investment Offer (as such terms are defined in Section 6.1 of the Purchase Agreement).

(b)    If the Company proposes to issue any New Securities, it shall give Abbott written notice of its intention, describing the New Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Abbott shall have twenty (20) calendar days from the date of such notice to agree to purchase its pro rata share of the New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased; provided, however, that Abbott shall be allowed to pay cash in an amount equal to the fair market value, as determined in good faith by the Company’s Board of Directors, of any non-cash consideration to be paid to the Company as described in such notice. Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Securities to Abbott if it would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

(c)    If Abbott fails to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the New Securities in respect of which Abbott’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to Abbott pursuant this Section 4. If the Company has not sold such New Securities within ninety (90) days following the date of the notice provided pursuant to this Section 4, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Holders in the manner provided above. The closing of such issuance or sale of New Securities shall take place at the time and in the manner provided in the notice delivered by the Company; provided, however, that such time period may be extended for purposes of obtaining necessary governmental approvals, if applicable.

(d)    This right of first refusal is nonassignable except to any transferee to whom registration rights may be transferred pursuant to Section 3.10 of this Agreement.

(e)    The exercise or non-exercise of the rights under this Section 4 to purchase New Securities from the Company shall not adversely affect Abbott’s rights to participate in subsequent issuances of New Securities to which it may be entitled under this Section 4.

(f)    The right of first refusal granted under this Agreement shall expire upon the closing of a firm commitment, underwritten, initial public offering of the Company’s securities pursuant to an effective registration statement filed by the Company under the Securities Act.

5.	TRANSFER RESTRICTIONS

5.1    Right of Co-Sale.

(a)    Notice. Subject to the terms of Section 5.3 below, if the Founder, proposes to Transfer, in a single transaction or a series of related transactions, 50% or more of the shares of Capital Stock held by him, the Founder shall deliver a written notice (a “Transfer Notice”) to the Company and Abbott not later than forty-five (45) days prior to the consummation of such Transfer. Such Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer and the identity of the prospective transferee.

(b)    Exercise of Right. Abbott may elect to exercise its right of co-sale with respect to all shares of Capital Stock held by Abbott and participate in the proposed Transfer as set forth in Section 5.1(c) below and otherwise on the same terms and conditions specified in the Transfer Notice (provided that the price set forth in the Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). If Abbott desires to exercise its right of co-sale it shall give the Company written notice to that effect within fifteen (15) days after delivery of the Transfer Notice, and upon giving such notice Abbott shall be deemed to have effectively exercised the right of co-sale.

(c)    Delivery of Certificates. Abbott shall effect its participation in the proposed Transfer by delivering, no later than fifteen (15) days after its exercise of the right of co-sale, one or more stock certificates, properly endorsed for transfer to the prospective transferee, representing:

(i)    the number of shares of Common Stock that Abbott elects to include in the proposed Transfer; or

(ii)    the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that Abbott elects to include in the proposed Transfer; provided, however, that if the prospective transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, Abbott shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the prospective transferee.

(d)    Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 5.1 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 5.1.

(e)    Deliveries. Each stock certificate Abbott delivers pursuant to Section 5.1(c) above will be transferred to the prospective transferee against payment therefor in consummation of the sale of the Capital Stock pursuant to the terms and conditions specified in the Transfer Notice and the purchase and sale agreement. If any prospective transferee or transferees refuse(s) to purchase securities subject to the right of co-sale from Abbott upon exercising its right of co-sale hereunder, the Founder may not sell any Capital Stock to such prospective transferee or transferees unless and until, simultaneously with such sale, the Founder purchases all securities subject to the right of co-sale from Abbott on the same terms and conditions (including the proposed purchase price) as set forth in the Transfer Notice.

(f)    Additional Compliance. If any proposed Transfer is not consummated within forty-five (45) business days after delivery of the Transfer Notice by the Founder, the Founder may not sell any Capital Stock unless it first complies in full with each provision of this Section 5. Abbott’s exercise or election not to exercise any right hereunder shall not adversely affect its right to participate in any other sales of Capital Stock subject to this Section 5.1.

5.2    Effect of Failure to Comply.

(a)    Transfer Void; Equitable Relief. Any proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Capital Stock not made in strict compliance with this Agreement).

(b)    Violation of Co-Sale Right. If the Founder purports to sell any Capital Stock in contravention of the right of co-sale set forth in Section 5.1 (a “Prohibited Transfer”), Abbott may, in addition to such remedies as may be available by law, in equity or hereunder, require the Founder to purchase from it the type and number of shares of Capital Stock that Abbott would have been entitled to sell to the prospective transferee under Section 5.1 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 5.1. The sale will be made on the same terms and subject to the same conditions as would have applied had the Founder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after Abbott learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 5.1. In such circumstance, the Founder shall also reimburse Abbott for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of Abbott’s rights under Section 5.1.

5.3    Exempt Transfers.

(a)    Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 5.1 shall not apply: (a) to a repurchase of Capital Stock from the Founder by the Company at a price no greater than that originally paid by the Founder for such Capital Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (b) to a pledge of Capital Stock that creates a mere security interest in the pledged Capital Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Founder making such pledge, or (c) upon a transfer of Capital Stock by the Founder for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of the Founder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative/person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the Founder or any such family members; provided that in the case of clause(s) (b) and (c), the Founder shall deliver prior written notice to Abbott of such pledge, gift or transfer and such shares of Capital Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as the Founder (but only with respect to the securities so transferred to the transferee), including the obligations of the Founder with respect to proposed Transfers of such Capital Stock pursuant to Section 5.

(b)    Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 5 shall not apply to the sale of any Capital Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act or (b) pursuant to a “deemed liquidation event” as defined in the Company’s Certificate of Incorporation, as may be in effect from time to time.

5.4    Restrictive Legend and Stop-Transfer Orders

(a)    Legend. Each certificate representing shares of Capital Stock held by the Founder or Abbott or issued to any permitted transferee in connection with a transfer permitted by Section 5.3(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each of the parties hereto agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 5.4(a) above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

(b)    Stop Transfer Instructions. In order to ensure compliance with the restrictions contained herein, Abbott agrees that the Company may impose stop-transfer instructions in the event of a Transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

6.	MISCELLANEOUS

6.1    Amendment or Modification. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the parties hereto; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

6.2    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company and the Founder, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.2.

6.3    Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

6.4    Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California, without regard to principles of conflicts of law.

6.5    Counterparts; Delivery. This Agreement may be signed and delivered in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of counterpart signature pages to this Agreement may be effected by facsimile or other electronic transmittal of a counterpart to this Agreement.

6.6    Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.7    Successors and Assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall benefit and bind the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

6.8    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between and among the parties with regard to the subject matter of this Agreement.

6.9    Separability; Severability. Unless expressly provided in this Agreement, the rights of each part under this Agreement are several rights, not rights jointly held. If any provision of this Agreement is judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

6.10    Stock Splits. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

6.11    No Prior Agreements. The parties hereto hereby represent that there are no other agreements or understandings among themselves or with any other investors with respect to the rights granted to each of them and others in this Agreement, including without limitation, any other information rights, registration rights, or rights of first refusal with respect to sales and issuances of securities by the Company.

6.12    Remedies. Each of the parties hereto and the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. All parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the first date set forth above.

COMPANY: /s/ A.S. Szalay	FOUNDER: : /s/ A.S. Szalay

Address for notices:
Genelux Corporation 1615 Orange Tree Lane, Suite 203
Redlands, CA 92374

ABBOTT LABORATORIES